EXHIBIT 99.1

For Release:	NEWS	Contact:
Immediate		Neal E. Murphy
Vice President and
Chief Financial Officer
610/832-4189

QUAKER CHEMICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

February 17, 2005

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly and annual sales of $104.2 million and $400.7 million, respectively, and diluted earnings per share of $0.17 for the fourth quarter and $0.90 for the full year, inclusive of a $0.5 million pre-tax charge for restructuring and other related activities in the fourth quarter.

Fourth Quarter Summary

Net sales for the fourth quarter of 2004 were $104.2 million, up 11% from $93.7 million for the fourth quarter of 2003. Foreign exchange rate translation favorably impacted net sales by $3.4 million or 3%, with the remaining net sales increase of approximately 8% attributable to volume growth and higher prices. Sales in the North American, South American and Asia/Pacific regions increased, tempered by lower sales in Europe, while price increases implemented across all regions helped to partially offset higher raw material costs.

Net income for the fourth quarter decreased to $1.7 million versus $4.1 million for the fourth quarter of 2003. Significantly higher raw material costs and higher selling, general and administrative costs were largely responsible for the shortfall in earnings compared to the prior year period. Fourth quarter net income also included a pre-tax restructuring and related activity charge of $0.5 million. Compared to the third quarter of 2004, the Company’s net income increased approximately 44% despite this charge.

Gross margin as a percentage of sales declined from 35.5% for the fourth quarter of 2003 to 32.8% for the fourth quarter of 2004. The continued high prices for the Company’s raw materials, particularly crude oil, as well as unfavorable product and regional sales mix, were responsible for the decline in gross margin percentage. However, the gross margin as a percentage of sales recovered one full percentage point from the 31.8% reported for the third quarter of 2004, as the Company began to benefit from recent pricing actions.

Selling, general and administrative expenses for the quarter increased $3.6 million compared to the fourth quarter of 2003. Foreign exchange rate translation and the Company’s 2003 acquisitions accounted for approximately one-third of the increase. The majority of the remaining increase was due to costs associated with key strategic initiatives, as well as a range of administrative costs such as Sarbanes-Oxley compliance. During the fourth quarter of 2004, the Company began efforts to realign the organization and reduce costs by announcing the consolidation of its administrative facilities in Hong Kong with its Shanghai headquarters, resulting in a $0.5 million pre-tax charge for restructuring and related activities.

The increase in other income for the fourth quarter of 2004 primarily reflects a gain on the sale of real estate by the Company’s majority owned Australian subsidiary, which also resulted in an increase in minority interest expense.

Ronald J. Naples, Chairman and Chief Executive Officer commented, “While earnings for the quarter are below historical levels due primarily to the dramatic increase in raw material costs, our fourth quarter represents a positive first step on the road to recovery after a very disappointing third quarter. We continue to generate strong revenue growth, and the pricing actions we have taken in the latter part of 2004 are starting to move our gross margins in the right direction.”

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Full Year Summary

Net sales for 2004 increased to $400.7 million, up 18% from $340.2 million for 2003. Foreign exchange rate translation, the full year impact of the Company’s 2003 acquisitions, and the Company’s new Chemical Management Services (CMS) contracts favorably impacted net sales by approximately $14.7 million, $16.2 million and $17.2 million, respectively. The remaining net sales increase of approximately 3.6% was attributable to growth in the Asia/Pacific and North and South American regions partially offset by lower sales in Europe.

Net income was $9.0 million in 2004 versus $14.8 million in 2003 due to significantly higher raw material costs, and higher selling, general and administrative costs. Earnings per diluted share decreased from $1.52 to $0.90, inclusive of a $0.5 million pre-tax charge for restructuring and other related activities.

Gross margin as a percentage of sales declined from 35.7% for 2003 to 32.7% for 2004 due to a number of factors. The Company’s new CMS contracts have caused different relationships between margins and revenue than in the past. At the majority of CMS sites, the Company effectively acts as an agent and records revenue and costs from these sales on a net sales or “pass-through” basis. The new CMS contracts have a different structure, which results in the Company recognizing in reported revenue the gross revenue received from the CMS site customer, and in cost of goods sold the third party product purchases. The negative impact to gross margin percentage for 2004 versus the prior year related to the new CMS contracts is approximately 1.3 percentage points. The remaining decline in gross margin as a percentage of sales is primarily due to increased raw material costs. Unfavorable product and regional mix also contributed to the decline in margin percentage.

Selling, general and administrative expenses for 2004 increased $16.3 million from 2003. Foreign exchange rate translation and the Company’s 2003 acquisitions accounted for approximately 40% of the increase. The majority of the remaining increase was due to costs associated with strategic initiatives, as well as a range of administrative costs such as Sarbanes-Oxley compliance, pension, incentive compensation, and higher sales commissions.

Balance Sheet and Cash Flow Items

The Company’s net debt has increased since 2003 primarily to fund the working capital needs associated with its growth initiatives. The Company’s net debt-to-total capital was 28% at the end of 2004 compared to 25% at the end of 2003. In the fourth quarter of 2004, the Company took action in the U.S. and Europe to increase its credit facilities by $25.0 million. Therefore, the Company’s credit lines now total $95.0 million, $40.0 million committed and $55.0 million uncommitted. At December 31, 2004, the Company had approximately $57.0 million outstanding on its credit lines.

2005 Outlook

Mr. Naples stated, “We expect earnings to improve after a disappointing 2004. Our plans call for high single-digit revenue growth, and we expect margins to improve over 2004, assuming raw material costs stabilize. We would certainly benefit from downward movement in the cost of key raw materials but are not seeing indications of such movement at this time. In the fourth quarter, we began to take steps that reduce costs, but still allow us to maintain the high customer service, global approach to our customers that sets us apart from our competitors. Further cost reduction steps are being taken in the first quarter, while we redirect resources to business building initiatives such as market development in a growing Asian market, continued market penetration and product conversions in chemical management services, and development of new complementary businesses.”

Mr. Naples continued, “We remain convinced that we are on the right strategic track of selling value rather than simply fluids, operating as a globally integrated whole, and harnessing our global knowledge. Our commitment to these imperatives has enabled us to maintain our strong market position in a difficult operating environment and will serve us well given the increasing global nature of our customer base.”

Mr. Naples also added, “We anticipate that our strong financial position and cash flow generation will enable continued pursuit of acquisitions, including the possible acquisition of JV partner interests. The roughly $4.2 million cash proceeds related to today’s earlier announced sale of the assets of our real estate joint venture is a plus for us this year. We also expect to continue to maintain our record of annual dividend increases.”

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Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference to discuss fourth quarter results is scheduled for February 18, 2005 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker’s Web site at http://www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation

Condensed Consolidated Statement of Income

(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net sales	$104,214	$93,689	$400,695	$340,192

Cost of goods sold	70,027	60,413	269,818	218,818

Gross margin	34,187	33,276	130,877	121,374
%	32.8%	35.5%	32.7%	35.7%

Selling, general and administrative	30,480	26,835	113,536	97,202

Restructuring and related activities, net	450	57	450	57

Operating income	3,257	6,384	16,891	24,115
%	3.1%	6.8%	4.2%	7.1%

Other income, net	629	(66)	1,818	764
Interest expense, net	(286)	(147)	(1,252)	(761)

Income before taxes	3,600	6,171	17,457	24,118

Taxes on income	1,134	2,104	5,499	7,488

	2,466	4,067	11,958	16,630
Equity in net income of associated companies	291	774	890	1,244
Minority interest in net income of subsidiaries	(1,093)	(726)	(3,874)	(3,041)

Net income	$1,664	$4,115	$8,974	$14,833

%	1.6%	4.4%	2.2%	4.4%
Per share data:
Net income - basic	$0.17	$0.43	$0.93	$1.58
Net income - diluted	$0.17	$0.41	$0.90	$1.52

Shares Outstanding:
Basic	9,627,360	9,516,698	9,606,074	9,381,267
Diluted	9,929,474	9,954,500	9,969,044	9,761,261

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Quaker Chemical Corporation

Condensed Consolidated Balance Sheet

(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	December 31, 2004	December 31, 2003
ASSETS

Current assets
Cash and cash equivalents	$29,078	$21,915
Accounts receivable, net	87,527	78,121
Inventories, net	41,298	32,211
Deferred income taxes	4,373	4,278
Prepaid expenses and other current assets	8,911	6,417

Total current assets	171,187	142,942

Property, plant, and equipment, net	62,888	62,391
Goodwill	34,853	33,301
Other intangible assets, net	8,574	9,616
Investments in associated companies	6,718	6,005
Deferred income taxes	18,825	15,548
Other assets	21,848	19,664

Total assets	$324,893	$289,467

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$60,695	$42,992
Accounts payable	40,183	39,240
Dividends payable	2,079	2,019
Accrued compensation	8,692	6,816
Other current liabilities	13,969	14,738

Total current liabilities	125,618	105,805
Long-term debt	14,848	15,827
Deferred income taxes	5,588	4,808
Accrued pension and postretirement benefits	36,456	34,165
Other non-current liabilities	7,372	6,802

Total liabilities	189,882	167,407

Minority interest in equity of subsidiaries	12,424	9,708

Shareholders’ equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 9,668,751 shares	9,669	9,664
Capital in excess of par value	2,632	2,181
Retained earnings	117,981	117,308
Unearned compensation	(355)	(621)
Accumulated other comprehensive loss	(7,340)	(15,406)

	122,587	113,126
Treasury stock, shares held at cost; 2004 - 0, 2003 - 54,178	—	(774)

Total shareholder’s equity	122,587	112,352

Total liabilities and shareholders’ equity	$324,893	$289,467

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Quaker Chemical Corporation

Condensed Consolidated Statement of Cash Flows

For the twelve months ended December 31,

(Dollars in thousands)

	(Unaudited)
	2004	2003
Cash flows from operating activities
Net income	$8,974	$14,833
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	8,610	6,677
Amortization	1,157	960
Equity in net income of associated companies	(890)	(844)
Minority interest in earnings of subsidiaries	3,874	3,041
Deferred income taxes	(1,872)	402
Deferred compensation and other, net	(39)	(418)
Restructuring and related activities	450	57
Gain on sale of property, plant, and equipment	(509)	—
Pension and other postretirement benefits	(172)	428
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(6,361)	(14,604)
Inventories	(7,559)	(4,692)
Prepaid expenses and other current assets	(281)	(648)
Accounts payable and accrued liabilities	129	478
Change in restructuring liabilities	(558)	(1,083)
Estimated taxes on income	(1,596)	3,790

Net cash provided by operating activities	$3,357	$8,377

Cash flows from investing activities
Capital expenditures	(8,643)	(12,608)
Dividends and distributions from associated companies	288	4,080
Payments related to acquisitions	—	(15,983)
Proceeds from disposition of assets	1,880	232
Other, net	(75)	(87)

Net cash (used in) investing activities	(6,550)	(24,366)

Cash flows from financing activities
Net increase in short-term borrowings	17,683	30,581
Proceeds from long-term debt	2,564	—
Repayments of long-term debt	(3,679)	(2,570)
Dividends paid	(8,241)	(7,916)
Stock options exercised, other	1,009	4,328
Distributions to minority shareholders	(1,956)	(2,391)

Net cash provided by financing activities	7,380	22,032

Effect of exchange rate changes on cash	2,976	2,015
Net increase in cash and cash equivalents	7,163	8,058
Cash and cash equivalents at the beginning of the period	21,915	13,857

Cash and cash equivalents at the end of the period	$29,078	$21,915